EXHIBIT 1(u)

CMA Multi-State Municipal Series Trust

Certificate of Name Change Amendment

To Declaration of Trust

The undersigned, constituting at least a majority of the Trustees of CMA Multi-State Municipal Series Trust (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, acting pursuant to the Trust’s Declaration of Trust, as currently in effect (together with any amendments thereto and designations thereunder, the “Trust Documents”), do hereby amend the Trust Documents as follows:

1. The name of the Trust is hereby changed from CMA Multi-State Municipal Series Trust to BIF Multi-State Municipal Series Trust, and all references to the name of the Trust in the Declaration are hereby accordingly amended.

2. The name of each series of shares of beneficial interest of the Trust listed below is hereby changed as set forth below, and all references to such series in the Trust Documents are hereby amended accordingly:

Current Series Name	New Series Name
CMA Arizona Municipal Money Fund	BIF Arizona Municipal Money Fund
CMA California Municipal Money Fund	BIF California Municipal Money Fund
CMA Connecticut Municipal Money Fund	BIF Connecticut Municipal Money Fund
CMA Florida Municipal Money Fund	BIF Florida Municipal Money Fund
CMA Massachusetts Municipal Money Fund	BIF Massachusetts Municipal Money Fund
CMA Michigan Municipal Money Fund	BIF Michigan Municipal Money Fund
CMA New Jersey Municipal Money Fund	BIF New Jersey Municipal Money Fund
CMA New York Municipal Money Fund	BIF New York Municipal Money Fund
CMA North Carolina Municipal Money Fund	BIF North Carolina Municipal Money Fund
CMA Ohio Municipal Money Fund	BIF Ohio Municipal Money Fund
CMA Pennsylvania Municipal Money Fund	BIF Pennsylvania Municipal Money Fund

This Certificate of Name Change Amendment shall become effective on June 18, 2010.

IN WITNESS WHEREOF, the undersigned, constituting at least a majority of the Trustees, have signed this Certificate in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust as required by Section 11.3 of Article XI of the Declaration of Trust as of the 19th day of May, 2010.

/S/ DAVID O. BEIM David O. Beim Trustee	/S/ RONALD W. FORBES Ronald W. Forbes Trustee

/S/ DR. MATINA HORNER Dr. Matina Horner Trustee	/S/ RODNEY D. JOHNSON Rodney D. Johnson Trustee

/S/ HERBERT I. LONDON Herbert I. London Trustee	/S/ CYNTHIA A. MONTGOMERY Cynthia A. Montgomery Trustee

/S/ JOSEPH P. PLATT, JR. Joseph P. Platt, Jr. Trustee	/S/ ROBERT C. ROBB, JR. Robert C. Robb, Jr. Trustee

/S/ TOBY ROSENBLATT Toby Rosenblatt Trustee	/S/ KENNETH L. URISH Kenneth L. Urish Trustee

/S/ FREDERICK W. WINTER Frederick W. Winter Trustee	/S/ RICHARD S. DAVIS Richard S. Davis Trustee

/S/ HENRY GABBAY Henry Gabbay Trustee

The Declaration of Trust establishing CMA Multi-State Municipal Series Trust, dated the 2nd day of August, 1985, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of CMA Multi-State Municipal Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the “Trust Property” only shall be liable.